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EXHIBIT 10.36

AUTHDIRECT, INC.

TOLLBOOTH SERVICES AGREEMENT

 This agreement ("Agreement") is entered into as of ___________________, 2003 (the "Effective Date") by and between AuthDirect, Inc., a California Corporation ("AuthDirect") and Air-Q Wi-Fi Corporation, a Delaware corporation ("Carrier").

BACKGROUND

A. Carrier is a provider of broadband Internet access at public venues such as airports, restaurants, hotels, etc. (the "Hot Spot Service"). The Hot Spot Service enables users of laptop computers and other mobile computing devices (the "End Users") to connect to the Internet wirelessly while at places where the Hot Spot Service is made available by Carrier.

B. AuthDirect is a provider of BackOffice functionalities including authentication, access control, session accounting and credit card processing.

C. Carrier wishes to engage AuthDirect to provide BackOffice functionalities for Carrier's Hot Spot Service.

AGREEMENT

1. SCOPE AND IMPLEMENTATION

1.1. General Features. AuthDirect will configure, deploy and operate for Carrier the functionalities identified in Exhibit A, as implemented and completed in accordance with the applicable Statement of Work along with updates and improvements that may be provided by AuthDirect from time to time (the "TollBooth Services"). As used herein, "Statement of Work" means a document that describes in detail the work to be performed by AuthDirect for Carrier and that has been executed by both parties. Each Statement of Work will include the following information: (a) the functionalities to be developed or deployed or the changes to be made to the service; (b) the tasks to be performed by each party, and the content, materials or other data to be provided by each party; (c) a testing plan and testing criteria for determining acceptable completion of the changes; (d) a schedule of target dates for completing such tasks and providing such materials; (e) a schedule of fees, if any, to be paid by Carrier to AuthDirect; (f) identification of project managers; and (g) such other information as is reasonably necessary or appropriate.

1.2. Implementation Process.

a) Set Up. The initial Statement of Work attached as Exhibit B (the "Statement of Work No. 1") sets forth a plan for implementation of the key milestones to be achieved in order to provide the initial Tollbooth Services, including a schedule of target dates for completing such tasks and identifies which services are included in the initial set up fee (the "Set Up Fee") and which are additional services to be billed as professional service fees at AuthDirect's then-standard rate ("Professional Service Fees"). Each party will use commercially reasonable efforts to perform its obligations as set forth in the Statement of Work No. 1. Carrier will provide all materials, content, data and access to its facilities as reasonably requested by AuthDirect in order to deliver the Tollbooth Services within the target time frame. Carrier acknowledges that any failure of Carrier to timely fulfill such requests may result in delays in completing the Tollbooth Services.

b) Network Connectivity. At Carrier's request, AuthDirect will consult with and assist Carrier in securing and configuring required telephony and related connections and wireless data gateway hardware and software, merchant account, credit card processing gateway if any, for use with the Tollbooth Service. Carrier acknowledges that such consultation will be billed at AuthDirect's standard Professional Services Fees unless otherwise specifically set forth in the applicable Statement of Work (as defined in Section 1.6). Carrier will be responsible for all fees and expenses in connection with procuring, maintaining and upgrading all hardware, software and telephony/circuitry related to the network connectivity required to operate the Service.

1.1. Change Orders. If Carrier requests any changes to the scope of work in a particular Statement of Work, AuthDirect will consider such changes and provide Carrier with a quote for completing such changes and a revised schedule for completion. Acceptance and implementation of such changes will require an amended Statement of Work signed by both parties.

1.2. Project Managers. Each party will appoint a project manager who will be the primary point of contact with respect to issues relating to the Statement of Work. The initial Project Manager designated by each party will be set forth in the Implementation Plan and either party may change its designated project manager by written notice to the other party.

1.3. Addition of Functionalities or Changes to TollBooth Services. Implementation of future changes to the Tollbooth Services after launch, including the deployment or development of additional functionalities, will require the completion of an additional Statement of Work. Each such new statement of work will be executed by both parties, labeled successively (as Statement of Work No. 2, Statement of Work No. 3, etc.) and attached to this Agreement. Later changes to any such agreed upon Statement of Work will require the written approval of both parties in accordance with the procedures set forth in Section 1.3.

2. DELIVERY OF SERVICES AND SERVICE LEVEL

2.1. Delivery of Services.

a) Hosting and Access. The Tollbooth Services will be provided by AuthDirect using equipment, services and facilities owned by AuthDirect or supplied to AuthDirect by third parties. Any required information, equipment or connections to be provided by Carrier to enable access to the Tollbooth Services by Carrier's Subscribers will be identified in such Statement of Work. AuthDirect will have no liability arising from use of the Tollbooth Services by unauthorized End Users if AuthDirect has authenticated such End Users in conformance with the method described in the applicable Statement of Work.

b) Service Level. Upon completion of the testing set forth in the Statement of Work, AuthDirect will use commercially reasonable efforts to deliver the Tollbooth Services in accordance with the service level performance standards described in Exhibit C ("SLA"). AuthDirect will not be liable for any failure to meet the SLA which results from failure of network connections, equipment, services or technology supplied to AuthDirect by Carrier or third parties.

2.2. Maintenance. AuthDirect will have the right at all times to access the Tollbooth Services for maintenance purposes, to implement bug fixes, to add or remove features or otherwise make changes to the Tollbooth Services consistent with the changes it implements on other customers' TollBooth services.

2.3. Support and Account Management. AuthDirect will use commercially reasonable efforts to provide technical support to Carrier as set forth in Exhibit D. Carrier will designate certain customer service representatives authorized to discuss issues requiring assistance from AuthDirect. AuthDirect will designate an account manager to coordinate fulfilling requests of Carrier and to manage the interaction between AuthDirect and Carrier. Carrier will be solely responsible for supporting Carrier Clients (as defined in Section 2.5) and Subscribers (as defined in Section 4.1(a)).

2.4. Reporting. AuthDirect will provide Carrier with monthly reports relating to usage of the Tollbooth Services containing the information set forth in the applicable Statement of Work.

2.5. Resale, Marketing and Promotion. Subject to the terms and conditions of this Agreement, AuthDirect hereby authorizes Carrier, during the term of this Agreement to resell and market the TollBooth Services, solely in conjunction with its Hot Spot Service, to customers who will provide the Hot Spot Service to End Users ("Carrier Clients"). Such resale right is conditional on Carrier making each of Carrier Clients be subject to an agreement having terms as protective of AuthDirect as the terms of this Agreement. Carrier may, in accordance with the applicable Statement of Work, brand the TollBooth Administration Portal (as defined in Exhibit A) and the Subscriber Self-Care Portal (as defined in Exhibit A) with its brand or Carrier Client's brand. Carrier will, at its own cost and expense, aggressively market and promote the Tollbooth Services so as to increase the number of active End Users of the Tollbooth Services. In the event that Carrier fails to commercially launch the Tollbooth Services within thirty (30) days from tender of delivery by AuthDirect under the applicable Statement of Work, AuthDirect will have the right to terminate this Agreement or the applicable Tollbooth Service upon written notice. Carrier will display the AuthDirect mark and logo in appropriate areas of its web site relating to the Tollbooth Services and in marketing materials in a manner to be mutually agreed upon and reasonably acceptable to both parties.

3. PRICES AND PAYMENT

3.1. Fees. In consideration of the implementation services provided by AuthDirect in accordance with any Statement of Work, Carrier will pay AuthDirect the Set Up Fees and associated implementation fees and professional services fees set forth in the applicable Statement of Work (collectively, the "Implementation Fees"). Such fees may also be identified on Exhibit E ("Fee Schedule"). Carrier will pay the ongoing transaction fees as set forth on Exhibit E (the "Ongoing Fees") including the minimum amounts indicated.

3.2. Payment. Carrier will pay the Implementation Fees upon execution of this Agreement or the applicable Statement of Work unless other payment arrangements are specified therein. AuthDirect will invoice Carrier for other Professional Service Fees on a monthly basis and payment will be due within thirty (30) days from the date of such invoices. AuthDirect will invoice Carrier monthly for all Ongoing Fees (beginning from the date of tender of delivery to Carrier of the applicable Tollbooth Services) and payment of such invoices will be due within 30 days from the date of invoice. Invoices will be accompanied by a report setting forth in reasonable detail the calculation of such fees. All Implementation Fees and Ongoing Fees will be paid in US dollars. Any fee not paid when due will carry a finance charge of 1.5% per month or the maximum rate permitted by law.

3.3. Taxes. All taxes resulting from the services to be provided to Carrier pursuant to this Agreement other than U.S. taxes on the net income of AuthDirect will be the sole responsibility of Carrier.

4. PROPRIETARY RIGHTS

4.1. Data.

a) User Data and Aggregated Data. "User Data" means the personally identifiable information of a particular End User authorized by Carrier to use the Hot Spot Service ("Subscribers"). Carrier will own such User Data. AuthDirect will have the right to use all data including User Data as reasonably necessary to perform its obligations under this Agreement and to improve services. In addition, AuthDirect will have the right to collect, use and distribute any data in the aggregate so long as any aggregated data provided to any third party does not identify Carrier or any individual Subscribers. AuthDirect agrees not to use any User Data for any purpose or in any manner inconsistent with applicable law. Unless requested by Carrier and agreed to by AuthDirect, AuthDirect agrees not to knowingly use User Data for the purpose of sending or transmitting any type of communication to a Subscriber or to the email address designated by a Subscriber or make such data available to any third party for such purpose, provided, however, that AuthDirect may request Carrier's permission from time to time to conduct market research projects using User Data. Carrier will consider each such request in good faith.

4.2. Trademarks. During the term of this Agreement, AuthDirect will have the non-exclusive, royalty-free, worldwide right to use the trademarks, service marks, and trade names of Carrier or Carrier Clients that are identified on the applicable Statement of Work for purposes of performing its obligations under this Agreement and to display Carrier Marks on the AuthDirect website and in AuthDirect marketing materials indicating that Carrier is a purchaser of AuthDirect's services. Except as expressly set forth herein, neither party grants to the other party any rights in its respective Marks. At no time during or after the term of this Agreement will either party challenge or assist others to challenge the other party's Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

4.3. Intellectual Property Rights. Except with respect to content and pre-existing materials supplied by Carrier ("Carrier Materials"), and Carrier Marks, Carrier agrees that, as between the parties, AuthDirect owns all right, title, and interest in the Tollbooth Services, all AuthDirect software, technology, content, materials and work product provided by AuthDirect and in all of AuthDirect's intellectual property and proprietary rights therein. Carrier agrees to abide by and pass through to Carrier Clients and End Users where required all reasonable restrictions imposed by content and technology providers of AuthDirect and communicated to Carrier from time to time. AuthDirect grants no rights or licenses of any kind to Carrier. Carrier will not, and will not authorize or induce any third party to, reproduce, modify, alter, reverse engineer, dissemble or decompile any aspect of the Tollbooth Services. AuthDirect acknowledges that, as between Carrier and AuthDirect, Carrier owns all right, title and interest in and to the Carrier Materials and Carrier Marks provided to AuthDirect by Carrier and all intellectual property and proprietary rights therein. AuthDirect acknowledges that, except to the extent reasonably necessary to perform its obligations hereunder and except with respect to the trademark license granted in Section 4.2, Carrier grants no rights or licenses under its intellectual property or proprietary rights to AuthDirect. Carrier acknowledges that AuthDirect is in the business of providing voice services to third parties and, subject to Carrier's intellectual property rights, nothing in this Agreement restricts AuthDirect from providing services similar to the Tollbooth Services to third parties. AuthDirect acknowledges that Carrier is in the business of developing, implementing and selling telephony products and services to its subscribers using third party system and software providers and, subject to AuthDirect's intellectual property rights, Carrier has the right to hire, purchase, develop or co-develop with third parties products and services that are the same or similar to those provided under this Agreement.

4.4. License to Carrier Materials. Carrier hereby grants to AuthDirect a nonexclusive, nontransferable, limited license to use Carrier Materials provided to AuthDirect under the terms and conditions of this Agreement solely in connection with the rendering of the AuthDirect services to Carrier. At Carrier's request at any time, AuthDirect will destroy or deliver to Carrier all copies of the Carrier Materials provided by Carrier to AuthDirect.

5. WARRANTY AND DISCLAIMER.

5.1 Warranty. AuthDirect warrants that the Tollbooth Services will substantially conform to the functional description set forth on Exhibit A and the SLA. AuthDirect's exclusive obligation and Carrier's sole remedy for failure of such warranty will be for AuthDirect to use commercially reasonable efforts to bring the services into compliance with such warranty. In the event AuthDirect is unable to bring the services into compliance within 60 days from receipt of written notice identifying a specific failure to conform, then Carrier, as its sole and exclusive remedy, will have a right to terminate this Agreement on written notice (provided the situation remains uncured).

5.2 Disclaimer. Except as expressly stated above, the Tollbooth Services and all other services to be provided by AuthDirect hereunder are provided on an "AS IS" and "AS AVAILABLE" basis without warranty of any kind. AuthDirect makes no warranty that services will be uninterrupted, error free or available at all times. EXCEPT AS SPECIFICALLY PROVIDED AUTHDIRECT AND ITS SUPPLIERS AND SUBCONTRACTORS SPECIFICALLY DISCLAIM ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, NONINFRINGEMENT, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6. INDEMNIFICATION.

6.1. By AuthDirect. AuthDirect will indemnify, defend, and hold harmless Carrier from any loss, cost, expense or liability (including but not limited to attorney fees and awarded damages) arising out of a third party claim that the Tollbooth Services, when used as authorized hereunder, infringe or violate the rights of such third party including, copyright, trademark, trade dress, trade secret, design right, patent, moral right, right of publicity, defamation, libel, know-how and/or any other present or future intellectual property right of any type, except to the extent such claim relates to content or materials provided by Carrier. AuthDirect's obligation to indemnify Carrier with respect to claims relating to materials, content, equipment, facilities, software, services, or technology provided to AuthDirect by third parties will extend only to the extent that such third party suppliers are obligated to indemnify AuthDirect and Carrier Clients for such claims. If AuthDirect believes that use of the Tollbooth Services as permitted under this Agreement may be subject to a claim, AuthDirect will, at its option and expense either: (a) procure for the other party the continued right to use the intellectual property which is the subject of the claim (the "Subject IP"); (b) replace the Subject IP with substantially equivalent non-infringing intellectual property; (c) modify the Subject IP so it becomes non-infringing; or (d) if neither (a) -(c) is commercially feasible, terminate this Agreement.

6.2 By Carrier. Carrier will indemnify, defend, and hold harmless AuthDirect from any loss, cost, expense or liability (including but not limited to attorney fees and awarded damages) arising out of a claim (other than any claim for which Carrier is entitled to be indemnified by AuthDirect under Section 6.1) relating to the use of the Tollbooth Service by Carrier or its subscribers, or the use of the content or materials provided by Carrier by AuthDirect as permitted hereunder.

6.3 Conditions. Each party's obligation to indemnify the other party for a claim pursuant to this Section 6 is contingent upon the following conditions: (a) that the indemnified party notify the indemnifying party in writing of the claim promptly following the indemnified party's receipt of written notice thereof; (b) that the indemnified party allows the indemnifying party to control the defense and settlement of the claim; and (c) that the indemnified party provides reasonable information, assistance, and authority (at the indemnifying party's sole expense) reasonably necessary or useful for the indemnifying party's handling and defense of the claims. The indemnified party may, at its sole option and expense, participate in such defense and settlement with counsel of its own choosing and neither party may settle any claim without the express written consent of the other party, which consent will not be unreasonably withheld or delayed.

6.5 Exclusive Obligation. This Section 6 states the sole obligation and exclusive liability of each party (express, implied, statutory or otherwise), and the sole remedy of the other, for any third-party claims of infringement of any intellectual property or other proprietary right.

7. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, COST OF COVER, LOSS OF USE OR DATA OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT OR INDEMNITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL CUMULATIVE LIABILITY OF AUTHDIRECT ARISING OUT OF ANY CLAIM RELATING TO THIS AGREEMENT (INCLUDING TORT CLAIMS) WILL NOT EXCEED THE TOTAL AMOUNT PAID BY CARRIER TO AUTHDIRECT HEREUNDER IN THE TWELVE MONTHS PRIOR TO THE DATE ON WHICH SUCH LIABILITY ARISES. For the avoidance of doubt, the parties agree that any AMOUNTS PAYABLE TO A THIRD PARTY IN CONNECTION WITH A CLAIM FOR INDEMNITY UNDER SECTION 6 MAY INCLUDE CONSEQUENTIAL DAMAGES AWARDED TO SUCH THIRD PARTY, WHICH WILL, AS BETWEEN the PARTIES, REPRESENT A CLAIM FOR DIRECT DAMAGES TO WHICH THE ABOVE EXCLUSION OF CONsEQUENTIAL DAMAGES WILL NOT APPLY.

8. CONFIDENTIALITY.

8.1. "Confidential Information" means any business and technical information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation concepts, designs, documents, prototypes or samples), which is designated as "Confidential," "Proprietary" or some similar designation or is disclosed under circumstances which indicate its confidential nature. Confidential Information may also include third party confidential information. Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

8.2. Non-use and Nondisclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except to perform its obligations or exercise its rights under this Agreement. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees or consultants of the receiving party who are required to have the information. Nothing in this Section 8 precludes either party from disclosing the other party's Confidential Information as required by law or a legal process.

8.3. Maintenance of Confidentiality. Each party agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party will take at least those measures that it takes to protect its own most highly confidential information and will ensure that its employees and independent contractors who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof. Each party will reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

8.4. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed by either party to the other party, and all copies thereof which are in the possession of the other party, will be and remain the property of the disclosing party and will be promptly returned to the disclosing party upon termination or expiration of this Agreement or upon the disclosing party's written request.

9. TERM AND TERMINATION

9.1. Term. The initial term of this Agreement will be for a period of one (1) year from the Effective Date ("Initial Term"). Thereafter this Agreement will automatically renew for additional one-year terms (each a "Renewal Term") unless either party notifies the other party in writing at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term of its intention not to renew.

9.2. Termination. Either party may terminate this Agreement upon written notice in the event the other party has materially breached this Agreement and failed to cure such breach within thirty (30) days from receipt of a written notice specifying such breach. Either party may terminate this Agreement upon written notice in the event the other party ceases to conduct business in the ordinary course, appoints a receiver, makes a general assignment for the benefit of its creditors, or is adjudicated bankrupt by a court of competent jurisdiction.

9.3. Effect of Termination. Upon termination or expiration of this Agreement the provisions of Sections 4.3, 5.2, 6, 7, 8, 9.3, and 10 and all payment obligations incurred prior to expiration or termination will survive. In addition, each party will return to the other party all Confidential Information. Up to the termination effective date, other than by AuthDirect for breach by Carrier of payment obligations, each party will assist the other party in the orderly termination of this Agreement as may be necessary for the orderly, non-disrupted continuation of each party's business.

10. GENERAL PROVISIONS

10.1. Joint Press Release. The parties will mutually agree upon a press release announcing this Agreement to be issued at a mutually agreed upon time. Either party may refer to statements made in such press release in future marketing materials and advertisements. Any additional statements regarding the relationship of the parties hereunder will require mutual written consent.

10.2. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that each party may assign this Agreement to the acquirer of all or substantially all of its business or assets relating to this Agreement in connection with a merger or acquisition. Any assignment in violation of the foregoing sentence will be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

10.3. Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, will operate as a waiver of any such right, power or remedy.

10.4. No Limitation. Use of the word "including" is meant to be illustrative only and not limiting.

10.5. Governing Law; Arbitration. This Agreement will be governed by the laws of the State of California, USA, excluding conflict of laws provisions that would require the application of the laws of another state. The parties agree to attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement in the following manner: first, by informal efforts of appropriate business principals for 15 business days; thereafter, by mediation before a mutually agreed mediator from Judicial Arbitration and Mediation Services ("JAMS") to be scheduled within 15 business days. The parties will conduct the mediation at the JAMS' facilities in California, to whose jurisdiction the parties consent. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith. If the parties fail to reach resolution after such mediation process, the disputes will then be resolved by final and binding arbitration in Santa Clara County, California in accordance with the then-current arbitration of JAMS (Judicial Arbitration and Mediation Services) (the "Rules") by one (1) arbitrator appointed in accordance with such Rules.

10.6. Notices. All notices, demands or consents required or permitted under this Agreement will be in writing. Notice will be considered delivered and effective when (a) personally delivered; (b) two days following transmission if sent by facsimile with confirmation of receipt; (c) one (1) day after posting when sent by reputable private overnight carrier (e.g., DHL, Federal Express, etc.); or (d) five (5) days after posting when sent by certified United States mail. Notice will be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as will be given by either party to the other in writing.

10.7. Independent Contractors. The parties are independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

10.8. Third Party Rights. The obligations of AuthDirect and the rights of Carrier under this agreement will be subject to and limited by any agreements pursuant to which AuthDirect acquired rights to technology or content from a third party.

10.9. Force Majeure. Neither party will be liable for any failure to fulfill its obligations under this Agreement, except the making of payments, due to causes beyond its reasonable control, including acts of God, fire, explosion, vandalism, cable cut, storm, extreme temperatures, earthquake, or other similar catastrophes; any law, order, regulation, direction, action, or request of a governmental authority having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation, or other instrumentality of any such government or of any civil or military authority; national emergencies, insurrection, riots, wars, or strikes, lock-outs, failure of suppliers, work stoppages, or other labor difficulties; actions or inactions of a third party provider; or any other conditions or circumstances beyond the reasonable control of such party which impede or affect the Tollbooth Service or the transmission of telecommunications services.

10.10. Counterparts. This Agreement may be executed in two (2) or more counterparts or duplicate originals, all of which will be regarded as one and the same instrument, and which will be the official and governing version in the interpretation of this Agreement.

10.11. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision will be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement will remain in full force and effect.

10.12. Injunctive Relief. Notwithstanding any other provision of this Agreement, any violation by either party of the other party's intellectual property or proprietary right will cause irreparable damage for which recovery of money damages would be inadequate, and that the aggrieved party will therefore be entitled to seek timely injunctive relief to protect such party's rights, in addition to any and all remedies available at law.

10.13. Complete Understanding. This Agreement, together with all Exhibits attached hereto, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

AuthDirect, Inc.

By: /s/

Name:

Title:

Date:

Air-Q Wi-Fi Corporation

By: /s/ David Loflin

Name: David Loflin

Title: President

Date:

EXHIBIT A

DESCRIPTION OF TOLLBOOTH SERVICES

The TollBooth Services consist of the components described below and will be implemented for Carrier as set forth in the Statement of Work No. 1:

(1) Transaction Server “TTS”

(2) TollBooth Administration Portal “TAP”

(3) Customer Self-Care Portal “CSCP”

(4) Commerce Processing Center “CPC”

(5) RADIUS server

(6) FTP server

(7) SMTP mail server

(8) Database Server “DB”

(9) WEB server and other related network equipment including routers and switches located within the AuthDirect data centers.

1. TollBooth Transaction Center “TTS” – The TTS receives Subscriber’s requests for access to the Hot Spot Service and process them in a first-come first-served basis. In the event that multiple requests are received, the TTS queues the requests and process them in the order they were received.

2. TollBooth Administration Portal “TAP” – TAP is a web-based portal where the Carrier can login and configure TollBooth to support its Hot Spot Service. Functions included in TAP are: Manage Subscribers; Reports; Branding; Locations; Service Plans; System Status.

1.1 Manage Subscribers – Allows the Carrier to create Subscriber accounts; search for existing Subscriber; update Subscriber accounts; deactivate and reactivate Subscribers; and change the Subscriber password.

1.2 Reports- This section contains specific dynamic reports that the Carrier can select and view. These reports include: AuthDirect Invoices; Location Activity Report; Subscriber Activity Report; and Location List. Each of these reports contains specific query parameters that the Carrier can specify. The report is generated in a separate web browser window and available for download or printing on the Carriers local computer. In addition, each of these reports can be saved as a CSV data file which the Carrier can download for their use. A sample report is set forth in the applicable Statement of Work.

1.3 Branding – This section of TAP allows the Carrier to create unique brands that their Subscribers will see when using the Hot Spot Service. These brands are made up of specific fields that the Carrier may use to display its brand or its customers’ brands. TollBooth renders these fields into each page the Subscriber sees while interacting with the system. Branded aspects of the TollBooth system include the End User login pages, confirmation pages, logout pages, CSCP, and the Carrier branded TAP.

1.4 Locations – This section allows the Carrier to add, update, deactivate and reactive locations at which Carrier’s Hot Spot Service is made available (the “Service-enabled Venues”).

1.5 Service Plans – This section allows the Carrier to add, update and deactivate service plans that their Subscribers select to use Carrier’s Hot Spot Service at Service-enabled Venues. In addition, this section allows the Carrier to build their retail plan offering page that the Subscribers use to select and purchase a retail plan to use the service. TollBooth supports the following Retail Plans only: Subscriber; Paygo; and Pre-paid card. The supported Retail Plans are further described in the Statement of Work No. 1.

1.6 System Status – The system checks the status (active/inactive) of the Hot Spot Service for each Service-enabled Venue. This status check consists of an ICMP ping at a five (5) minute interval. The TollBooth system will maintain a “green” status for each location if it receives timely ping responses from the ACU at the location. The system will maintain a “red” status if it does not receive a timely response from the ACU. In addition, TollBooth provides an email based notification whenever a location changes status. The email address is maintained within this section of TAP.

2 Customer Self-Care Portal “CSCP” – This is a web-based portal where Carrier’s Customers can access from the internet to administer their Subscriber accounts. Functions of this system include: Forgot Password; Forgot Subscriber name; Change Password; Edit Account Profile; Edit Credit Card information; View Payment History; and View Transaction History. The CSCP can be Carrier branded by selecting one of the Carrier brands in the TAP.

3 Commerce Processing Center “CPC” – The CPC is a sub-system that processes Subscriber credit cards via a third-party credit card processing gateway. The CPC can process automatic monthly payments as well as on-demand payments as our Retail Plans require. The CPC also processes any applicable Subscriber credits.

4 RADIUS server – The RADIUS server is a standard radius server that interacts with the ACU devices and the TollBooth system.

5 FTP server – The FTP server is a server that AuthDirect uses to send and receive any optional Carrier files that may be required during the term of the agreement.

6 SMTP mail server – This server processes an outgoing email messages from the Subscribers destined for the internet. The SMTP server accepts email message from any ACU that is configured and active in the Tollbooth system. The ability to forward outgoing email messages is a specific function of the ACU and is the responsibility of the Carrier.

7 Database Server “DB” – This is the core server that contains all the specific Carrier data. This data includes: Subscriber data; location data, branding data, retail plan data, transaction data, and pricing data.

8 WEB server – This is a standard web server that supplies all the web-based pages for the Carriers and Subscribers that interact with the Tollbooth system.

9 Network Equipment – AuthDirect owned equipment that connects the components that operate the TollBooth service to the Internet.

EXHIBIT B

Statement of Work No. 1

THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND CONDITIONS OF THE “TOLLBOOTH SERVICES AGREEMENT” DATED ___________________ SHALL GOVERN THE SERVICES PERFORMED HEREUNDER.

Overview

General Description of Work

AuthDirect offers a streamlined BackOffice solution “TollBooth” for Carriers. Our TollBooth solution seamlessly integrates with certain access control units “ACU’s” to provide a complete Hot Spot service offering. TollBooth’s system functionality includes the following areas:

Authentication

Access Control

Session Accounting

Credit Card Processing

Flexible Retail Products

TollBooth Administration Portal “TAP”

Customer Self-Care Portal “CSCP”

System Monitoring

Reports

This Statement of Work identifies all work performed by AuthDirect and the Carrier to integrate, install and configure the TollBooth services to support the Carriers Hot Spot Service.

Primary Carrier Contacts

  Name:

  Address:

  Email:

  Phone:

  Fax:

Expected Delivery Date

  The TollBooth system will be delivered in 20 business days after the execution of the TollBooth Services Agreement unless otherwise specified in this section.

Carrier Obligations

Materials Needs

Branding elements that include Company Logos, Login page branding, and any additional branding elements as specified in this section.

Access to Content, Data and User Databases

The Carrier will provide the necessary access to all pertinent content, data and user databases residing outside the TollBooth system necessary for the TollBooth system to provide the Hot Spot service including branding elements, ACU’s that AuthDirect needs to troubleshoot, or other servers the AuthDirect needs to access to allow the TollBooth system to function as specified in Exhibit A – Service Description.

Access to Facilities

The Carrier will provide access to their facilities as necessary for AuthDirect to establish and maintain the TollBooth service as specified in this section.

User Testing and Approval

The Carrier will assume the responsibilities of testing the service functionality using the Testing Criteria provided below and will report any issues to AuthDirect within twenty-four hours of discovery. If no claims are made by the Carrier regarding the service functionality after 2 weeks after the delivery date, the service is deemed accepted by the Carrier.

Testing Criteria

ACU Interoperability Testing

The ACU can be tested to ensure proper operation.

1. Create an End-User Test Account in TAP

2. Connect to the ACU and view the Login page

3. Attempt to Login using a valid Username/Password combination

4. Verify the login and logout experience

End-User Login Testing

the End-User login can be tested using a properly configured and provisioned ACU.

1. Create an End-User Test Account in TAP

2. Connect to the ACU and view the Login page

3. Attempt to Login using a valid Username/Password combination

4. Logout

5. View the login/logout activity in TAP under location reports.

Branded Login Pages Testing

the login page branding can be tested using a properly configured and provisioned ACU.

1. Create an End-User Test Account in TAP

2. Connect to the ACU and view the Login page

3. Attempt to Login using a valid Username/Password combination

Note: Additionally, the branding can be viewed using the Preview Branding button under Update Branding in TAP

Retail Plan Testing

The Retail Plans can be tested using TAP and a properly configured and provisioned ACU.

1. Login to TAP using your admin account

2. Create all the retail plans that require testing

3. Create individual end-user accounts that use the retail plans

4. Connect to the ACU and view the Login page

5. Attempt to Login using the valid Username/Passwords created to test the retail plans

6. Logout

7. View the login/logout activity in TAP under location reports.

Credit Card Processing Functionality

The credit card processing functionality may be tested using the following test

1. Contact your credit card merchant bank to obtain a valid test credit card number

2. Create an End-User Test Account in TAP

3. Select the Credit Card Transactions window

4. Follow the link to post debits and credits to the credit card

5. Process a transaction using the test card info provided from your merchant bank

6. Verify successful transaction with your back and view the transaction on the history page within TAP.

System Monitoring and Notification Testing

the system monitoring and notification can be tested using TAP and a properly configured and provisioned ACU.

1. Login to TAP using your admin account

2. View the status of a known working ACU at a location that is configured to respond to ICMP pings from the TollBooth network

3. Verify a “Green” (available) status

4. Disconnect the ACU

5. Verify a “Red” (unavailable) Status after the 5 minute interval updates

6. Verify a notification of the “Red” status at the email address specified in the notification field for the ACU in TAP.

7. Reconnect the ACU

8. Verify a “Green” (available) Status after the 5 minute interval updates

9. Verify a notification of the “Green” status at the email address specified in the notification field for the ACU in TAP.

Customer Self-Care Portal “CSCP” Testing

the CSCP can be tested using a properly configured test account.

1. Create an End-User Test Account in TAP

2. Connect to the CSCP

3. Attempt to Login using a valid Username/Password combination

4. View the contents of the CSCP

Credit Card Processing

Partner will provide AuthDirect with a merchant account for credit card transactions to deposit into. This merchant account must be accessible from the Echo (http://www.echo-inc.com/echoapp.php?xecho=authdirect) credit card gateway. If the Carrier prefers to use a specific account that is not accessible from the AuthDirect supported gateway then Partner and AuthDirect may agree, under a separate Statement of Work to add the gateway necessary to access the requested merchant account from the TollBooth system.

Schedule and Milestones

If Carrier does not perform their obligations in a timely basis then AuthDirect may delay its performance and the setup fees may increase.

Target Dates

  Service Agreement Dually Signed – Day 1

  Merchant Account Ordered – Day 1

  TollBooth Administration Portal Admin Accounts Generated and Distributed – Day 2

  ACU Defined – Day 2

  Retail Plans Created – Day 2

  Locations Provisioned – Day 3

  Merchant Account Integrated – Day 14

  System Functionality Tested – Day 15

Milestones

  Service Agreement Dually Signed

  1st Location Installed

  Merchant Account Integration Competed

  Service Tested

Implementation and Deployment

TollBooth Service Implementation

The TollBooth service implementation will include the following activities to prepare the Carrier for service. Such activities include:

ACU Configuration

TollBooth Configuration

Location Initial Web Page creation

Administration Portal account creation

Initial User account Load

Initial Prepaid Card Batch Load

Credit Card Merchant Account Integration

Network Monitoring and Notification configuration

ACU Configuration

AuthDirect will provide documentation to the Carrier outlining the configuration procedures for the carrier-purchased AuthDirect certified ACU device. The device can be configured either on-site, via remote access, or at the Carrier’s office. The currently AuthDirect certified ACU’s are:

  Colubris CN3000

  Colubris CN3500

  Gemtek P-360

  Gemtek G-4000

  Gemtek G-6000

  Handlink ISS-2000

  Handlink WSG-4000

  Handlink WSG-5000

  MikroTik RouterOS

  Nokia IP-330

  Nomadix HSG-25

  Nomadix HSG-100

  Nomadix USG II

  Proxim/Orinoco AP-2500

The level of integration between ACU and the TollBooth BackOffice varies between all of the devices. Please contact AuthDirect prior to your ACU selection to ensure that the device will support your desired service functionality.

AuthDirect will verify proper configuration with the carrier. Carrier handoff paperwork will be signed by both parties once the configuration is mutually accepted.

TollBooth Configuration

AuthDirect will configure TollBooth to work with an AuthDirect certified carrier-purchased ACU device.

Venue Initial Web Page creation

The Carrier will use the TAP to create their branded web pages including the login page, the confirmation page, the logout page, and the CSCP. AuthDirect will configure an FTP directory that can store the branded elements necessary for these pages at the customer’s request. AuthDirect will verify proper web page functionality in the latest versions of MS Internet Explorer and Netscape with the Carrier. Carrier handoff paperwork will be signed by both parties once the web pages are mutually accepted.

Administration Portal account creation

 AuthDirect will configure administration accounts for the Administration Portal and set the appropriate security setting to grant/deny proper access to the portal. An Admin Portal configuration document will be provided to the carrier and AuthDirect will configure based on the completion of this document.

AuthDirect will verify proper configuration with the carrier. Carrier handoff paperwork will be signed by both parties once the configuration is mutually accepted.

Retail Plan Types

AuthDirect will support multiple retail transaction types processed by the AAA system. Retail types are: Subscriber; Paygo; and Pre-paid card. Each type is identified below.

  Subscriber – A subscriber (or Monthly subscriber) is a single user with a specific associated username maintained in the AuthDirect system. A monthly subscriber typically can use the system at all the locations specified in TAP as many times (not concurrent) as they wish during the month.

  Paygo – Paygo (or “Pay As You Go”) is defined as a service window that allows a single user with a specific associated username maintained in the AuthDirect system to use the service via unlimited non-concurrent logins during a specified “service window” of one (1) hour to seventy-two (72) hours.

  Pre-paid Card – A Pre-paid Card (or “token) is defined as a physical card that is purchased at a point-of-sale at a location and allows a single user with a specific associated coded username maintained in the AuthDirect system to use the service via unlimited non-concurrent logins during a specified “service window” of one (1) hour to seventy-two (72) hours.

Initial User account load

AuthDirect will provide a method for the Carrier to add initial user accounts into TollBooth. AuthDirect will provide instructions on this method to the Carrier.

Initial Prepaid Card Batch Load

AuthDirect will provide a method for the Carrier to perform an initial prepaid card batch load into TollBooth. A Prepaid Card creation document will be provided to the carrier containing instructions to create a load file that can contain up to 25,000 prepaid card accounts and the method to load the file into TollBooth.

Testing and Integration

AuthDirect will be available to resolve related integration issues discovered during the Carrier’s testing of the service as outlined in Exhibit D – Support.

Additional AuthDirect Obligations

None Specified.

EXHIBIT C

Service Level Agreement (“SLA”)

1. Uptime

The AuthDirect System supporting the TollBooth Services will have 99.9% Uptime during each calendar month. Uptime is determined by the sum of all time intervals in seconds between each “Successful Test Call” and the next Test Call, divided by the total number of seconds in a month, but excluding Scheduled Maintenance Windows (as defined in Section 3) as well as intervals associated with failed test calls that are subsequently determined not to be Class 1 or Class 2 Events (as defined in the Support Agreement). A “Test Call” is a call into the AuthDirect System initiated by standard real-time network monitoring mechanisms using one or more of the following ICMP, HTTP Get, CPU, Disk, Memory, and DB monitoring. A “Successful Test Call” is a test call that connects to the AuthDirect System whereupon a test functionality of the TollBooth Services subsequently begins to be activated. A Test Call will occur no less frequently than once every five (5) minutes. Outages during the Scheduled Maintenance Windows do not count as an outage against the Uptime SLA. AuthDirect will not be responsible for failures that occur beyond the point of connection of the servers to the Access Control Unit (ACU), wireless access point (AP), or the Internet. “AuthDirect System” means, collectively, the TollBooth transaction server “TTS”, TollBooth Administration Portal “TAP”, Commerce Processing Center “CPC”, RADIUS server, FTP server, SMTP mail server, Database Server “DB”, WEB server and other related network equipment such as routers and switches located within the AuthDirect data centers.

2. Service Credits

Carrier may access the Uptime Report within the Reports tab in TAP. If in any calendar month, the Uptime falls below the SLA and Carrier notifies AuthDirect in writing within 30 days from the date of the report, Carrier will be entitled to a credit determined by applying the indicated percentage below to the dollar amount of hosting fees invoiced for such monthly period. The credit will be applied to reduce the hosting fees due for the following monthly period:

            But not

Below below Adjustment

99.6 99.5 2%

99.5 99.4 3%

99.4 99.3 4%

99.3 99.2 5%

99.2 99.1 6%

99.1 99.0 7%

99.0 98.9 8%

98.9 98.8 9%

98.8 ---- 10%

In the event that the Uptime falls below 95% for three consecutive months, Carrier may terminate this Agreement upon 15 days written notice. The foregoing right to credits and to termination shall be Carrier’s sole remedies for AuthDirect’s failure to meet the Uptime SLA. AuthDirect’s records and data shall be the basis for all service credit calculations and determinations. Credits will be applied to the Carrier’s monthly statement. The Carrier’s account shall not be credited more than once per month based on AuthDirect network monitoring pursuant to this SLA.

3. Scheduled Maintenance Windows. “Scheduled Maintenance Windows” are the designated time periods during which AuthDirect may limit or suspend the availability of the TollBooth Services in order that AuthDirect may perform maintenance and/or upgrades. Scheduled Maintenance Windows are currently scheduled approximately twice per calendar month between the hours of 10 PM and 2AM Pacific Time. AuthDirect reserves the right to perform maintenance outside the Scheduled Maintenance Window at a time approved by the Carrier’s designated point of contact or in case of emergency. Outages during the Scheduled Maintenance Windows do not count as an outage against the Uptime SLA.

4. Disclaimer of Actions Caused by and/or Under the Control of Third Parties. AuthDirect does not and cannot control the stability of our Carrier networks and other portions of the Internet. Wireless Internet connection services depend on the performance of Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt connections to the Internet (or portions thereof). Although AuthDirect will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, AuthDirect cannot guarantee that such events will not occur. Accordingly, AuthDirect disclaims any and all liability resulting from or related to such events.

5. Uptime Exemptions. The following items are to be exempted from AuthDirect’s service level guarantee under this SLA.

1. Networks, hardware, or software not under the direct control of AuthDirect or AuthDirect’s subcontractor

2. Modifications to applications and/or hardware and/or configurations not supported by AuthDirect

3. Unavailability of locations or venues due to acts or omissions of Partner or their agents

4. Acts not caused by AuthDirect

5. Attacks (i.e. hacks, denial of service attacks, malicious introduction of viruses and disabling devices) by third parties

6. Failure as a result of equipment that requires physical hardware replacement by spare equipment to be provided by Partner or their agents

7. Carrier development and/or testing period(s)

8. Staging Server(s)

9. Events of Force Majeure

EXHIBIT D

Support

AuthDirect will provide technical support to Carrier 24 hours a day, seven days a week, 365 days a year for events relating to the TollBooth services. Support is provided to the designated contacts of Carrier as identified below. AuthDirect may access the TollBooth services for maintenance purposes, to implement bug fixes, planned upgrades and feature changes or otherwise make similar changes to the TollBooth services consistent with the changes it implements on the TollBooth Administration Portal service or other carriers service and to conduct emergency maintenance. AuthDirect will use reasonable efforts to notify Carrier in advance of emergency maintenance events. All standard Maintenance activities will be performed in accordance with this Support Policy.

1. Levels of Support

Carrier is responsible for providing Level 1 and Level 2 Support to its Clients and End Users. AuthDirect will not respond directly to Carrier’s End Users. The primary function of Level 1 Support is to perform first level trouble shooting, quantify the issue, and determine the source of the issue (Carrier or AuthDirect), and resolve if possible. The primary function of Level 2 Support is to perform targeted, diagnostic testing of Carriers components to determine if it is a Carrier issue that must be resolved by Carrier or if it is an issue with the AuthDirect System that must be resolved by AuthDirect.

AuthDirect will provide Level 3 Support to Carrier for issues that have passed Level 1 and Level 2 Support from Carrier. Level 3 Support means that the AuthDirect support organization will trouble shoot, quantify the issue and make efforts in accordance with the guidelines below to resolve the issue. AuthDirect will not be responsible for addressing or resolving issues that have not passed Level 1 and Level 2 Support from Carrier.

2. Class of Events

Events are occurrences that impact the availability of the TollBooth services (“Events”). Events do not include scheduled maintenance downtime. AuthDirect distinguishes among four classes of Events as follows:

Class 1: Severe: A Class 1 Event is likely to impact all end-users and the extent of the impact is likely to be severe. An example of a Class 1 Event is a total system outage (i.e., complete end-user inaccessibility of all applications of the hosted offering or the inability to perform critical functions in a number of applications).

Class 2: Moderate: A Class 2 Event is likely to impact many end-users, but the extent of the impact is likely to be moderate. An example of a Class 2 Event is a total outage of more than one but not most applications in a multi-application hosted offering or an inability to perform major functions of more than one but not most applications in a multi-application hosted offering.

Class 3: Minor: A Class 3 Event is likely to impact few end-users, and the extent of the impact is likely to be minor. An example of a Class 3 Event is outage of a single application in a multi-application hosted offering or a minor degradation in functionality of more than one application.

Class 4: Internal: A Class 4 Event is an error in the system that does not impact customer experience. A Class 4 Events is treated as an internal event to AuthDirect.

3. Response Time

AuthDirect-Initiated Response:

AuthDirect will send email notification to Carrier within the following time from AuthDirect’s observance of an Event, based on the classification of the event.

  Class 1: 60 minutes

Class 2: 120 minutes

  Class 3: 240 minutes

Response Times to Carrier:

AuthDirect will reply to Carrier’s email inquiries and phone call inquiries into the AuthDirect network operations center (“NOC”) referencing Events within the times set forth below.

From the time AuthDirect receives from Carrier a documented notation of an Event detailing Level 1 and Level 2 support efforts with respect to such Event and identifying the problem with sufficient specificity for AuthDirect to address the problem (a “Trouble Ticket”), AuthDirect will respond to Carrier within the following response times:

Class Target Response Time

Class 1 30 Minutes

Class 2 60 Minutes

Class 3 90 Minutes

AuthDirect will use commercially reasonable effort to keep Carrier reasonably informed upon any change in status of an Event.

Target Resolution Times

AuthDirect will attempt to meet the following target time frames for resolution of Events from the time of receipt of a Trouble Ticket and will keep Carrier informed of AuthDirect’s progress in resolving the issues in a manner described above:

Class of Event Target Resolution Time

1 4 hours or better

2 24 hours or better

3 2 business days

4 Next deployment

Scheduled Maintenance Downtime

Events do not include downtime resulting from scheduled maintenance; however, the down time due to scheduled maintenance shall not exceed eight (8) hours in a given month. AuthDirect’s scheduled maintenance hours are between the hours of 10:00 PM and 2:00 AM PT semi-monthly as indicated in Exhibit C - SLA.

Escalation and Contact Lists

In the event that AuthDirect has been unable to provide resolution of an Event within the targeted time frame, upon Carrier’s request, the appropriate Carrier and AuthDirect second level escalation contacts shall meet to discuss the status and resolution plan. From that point forward until the situation is resolved, AuthDirect will notify Carrier’s designated representative of the status of resolution for Class 1 & Class 2 issues every hour until the issue is resolved, for Class 3 issues every four hours until the issue is resolved, and for Class 4 issues at least once daily until the issue is resolved. If the situation remains unresolved after the Target Resolution Time, the issue will be escalated to the following contacts indicated below in order:

AuthDirect Escalation Contacts Work Cell Email

Joel Stadler 1.888.408.0600 x402 1.408.829.3655 joel@authdirect.com

Kevin Quaintance 1.888.408.0600 x401 1.408.655.1505 q@authdirect.com

Carrier Escalation Contacts Work Cell Email

EXHIBIT E - Fees

Types of fees

Type Standard Promotional

Setup (one time) $250 $250

Transaction Fees

 Montly Subscriber $5 $3.00

 Paygo/Token Plan $.50 per service $.30 per service window

                           window plus $.05 plus $.05 an hour

                           an hour

 Pre Paid Card $.50 per service $.30 per service window

                           plus $.05 per hour plus $.05 per hour

Volume Discounts

Subscribers:

0 - 499 500 – 1,999 2,000 – 4,999 5,000 – 9,999 10,000+

3.00 2.75 2.50 2.25 1.75

Pre- paid cards and pay as you go – first hour only:

0 - 499 500 – 1,999 2,000 – 4,999 5,000 – 9,999 10,000+

.30 .30 .27 .25 .20

As used in this Exhibit, “Subscriber” means a single unique End User who subscribes to the Hot Spot Service on an unlimited basis during the time such End User remains a Subscriber of the service. The unlimited service will allow the user to access the service as many times they wish during each month using their unique login credentials and the system will only allow one login at a time.

As used in this Exhibit, “Paygo/Token Plan” means a service plan that entitles a single unique user to use the Hot Spot Service on unlimited (but non-concurrent) basis during a period lasting from one (1) hour to seventy-two (72) hours (a “Service Window”).

As used in this Exhibit, a “Pre-paid Card” means a physical card purchasable at a point-of-sale location that allows a single unique End User to use the Hot Spot Service on unlimited (but non-concurrent) basis during a period lasting from one (1) hour to seventy-two (72) hours.

Monthly Minimum Commitment

The Carrier will pay a minimum commitment fee of $25 per location per month for every location that is active and able to receive transactions using the TollBooth system. A location is defined as a service that is supported by a single (or pair) of access controllers configured in the TAP. This minimum is applied to all transaction fees accrued during the month. AuthDirect provides a ramp schedule per location as follows:

1st Month of Operation $0

2nd Month of Operation through contract expiration $25

If there is an imbalance in transaction fees between locations, AuthDirect will work with Carrier to build location based averaging.

Professional Service Fees

$250 per hour. Due to promotional considerations this fee has been reduced to $150 if this contract is signed before 30 September, 2003

Credit Card Gateway and Merchant Account Fees

AuthDirect refers the Carrier to our Merchant Gateway partner. Their fees currently are:

Gateway Transaction Fee $0.30

Merchant Account Fee 2.54% of retail amount

If the Carrier has a preferred Merchant gateway partner, AuthDirect will customize TollBooth to the Carrier’s specifications. Carrier should anticipate between professional services fees of $500 to $1,000 depending on the complexity of the transaction.